EXHIBIT 99


November 3, 2003 With recent positive developments for 21st Century Technologies (OTC:BB TFCT.OB), the company has been deluged with requests for updates and information. In response to the clamor for information, much of which originates with shareholders, the directors have ordered that a Monthly Shareholder Information update be released during the first full business week of every month. We will feature access to our Monthly Shareholder Information at our website, http://www.tfctcorp.com. The update will encompass various aspects of 21st Century Technologies and its subsidiaries. Current and future shareholders as well will be given a closer look at the inner workings of the companies. Arland Dunn, President and CEO of the company, said, "With our aggressive and dynamic growth plan already in place, it is most important to keep the investing public informed and up to date on all aspects of our company. We are starting our rapid climb towards a profitable and a rewarding 2004 for all involved."

Addressing shareholder issues in particular, Mr. Dunn added, "This program will give our current shareholders, as well as prospective shareholders, a reason to be very optimistic about owning stock in 21st Century for the long term. For 2004, we have the potential bring in revenues of over $26,000,000. That will bring the company a profit of $7,000,000. This represents an enormous turn-around. I think 2004 will be a spectacular year for the company and its shareholders."

21st Century Technologies, Inc. is a business development corporation under the Investment Company Act of 1940. It currently operates three wholly-owned subsidiaries, Trident Technologies, Inc., Innovative Weaponry, Inc. and the Miniature Machine Corporation. It is in the process of acquiring a fourth subsidiary, Credit Card Financial Corporation. Trident manufactures SeaPatch and ProMag, rare-earth permanent magnet power leak and rupture sealing systems especially useful in difficult HAZMAT situations. 21st is seeking Department of Homeland Security funding to provide the nation's 31,000 fire departments with ProMags and SeaPatches as part of their equipment. Innovative Weaponry manufactures PT Night Sights, tritium-powered low-light and no-light gun sights, favored by law enforcement and military users, as well as hobbyists. Miniature Machine manufactures high-quality precision adjustable gun sights for serious hobbyist and sports applications.

SAFE HARBOR  STATEMENT  UNDER THE PRIVATE  SECURITIES  LITIGATION  REFORM ACT OF
1995:

The statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, regulatory approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties as may be detailed in the Company's filings with the Securities and Exchange Commission.

Contact: Ron Garner, Equitilink, Inc., 877 788 1940